EXHIBIT 99.1

Aly Energy Services, Inc. Announces Agreement to Acquire Evolution Guidance Systems Inc.

Houston, TX, June 17, 2014: Aly Energy Services, Inc. (OTCQB: ALYE) announced today that it has signed a definitive Purchase Agreement to acquire all the issued and outstanding stock of Evolution Guidance Systems Inc., an operator of Measurement While Drilling (MWD) downhole tools with advanced gamma technology and technology to build a gamma imaging tool named Azimuthal Gamma. Evolution Guidance Systems is currently owned by Thor Eckmann and Henry Iwunze, who will remain with the company after the acquisition is completed. The closing date for the transaction is scheduled for July 1, 2014.

Mr. Iwunze has prior management and technical experience with Archer Directional Drilling services, Pinpoint Drilling and Directional services and Halliburton Energy Services fleet of tools.

Mr. Eckmann most recently is a drilling superintendent, but has served as a consulting and technical advisor for various Energy and Directional Drilling companies. Mr. Eckmann has over 35 years experience in the Oil and Gas industry.

Mr. Hidayatallah, Chairman and CEO of Aly Energy Services, Inc. stated, “We invest in people and I could not be more excited about having Evolution’s leadership join the Aly team. We believe that this is simply a first step for Aly to provide full directional drilling packages including MWD kits to our customers. Horizontal and Directional drilling are increasingly important services in the technology of shale drilling. It is our intention always to be on the cutting edge of technology with both the equipment and the operators we provide to our customers.”

About Aly Energy Services, Inc.
ALYE, through its subsidiaries Aly Operating, Inc., Austin Chalk Petroleum Services Corp. and Aly Centrifuge provides equipment and services including surface rental equipment for mud delivery, solids control, fluid management and roustabout services responsible for delivering equipment and rig-up on well sites. ALYE has operating yards in Giddings, Texas, San Angelo, Texas, Dilley, Texas and Celina, Texas from which ALYE services the Eagle Ford shale, and the Permian Basin, as well as other strategic fields. ALYE's primary products include mud circulating tanks (400 and 500 barrel capacity), mud pumps (diesel and electric), oil skimming systems, secondary containment systems and stairs, mud mixing plants, centrifuge units and shakers. ALYE fabricates several of its products in-house.